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                                                                    EXHIBIT 99.1

TRINITY CONTACT:                                         THRALL CONTACT:
Nancy Farrar (Media)                                     Thom Serafin
214-929-3298                                             312-943-1955

Jim Ivy (Investors)
214-589-8090


FOR IMMEDIATE RELEASE
AUGUST 13, 2001

               TRINITY INDUSTRIES' RAILCAR MANUFACTURING BUSINESS
                  AND THRALL CAR MANUFACTURING COMPANY TO MERGE

                COMBINATION CREATES GLOBAL RAIL SOLUTIONS LEADER


                                   ----------


         DALLAS, TX AND CHICAGO, IL -- AUGUST 13, 2001 -- Trinity Industries, Inc. (NYSE:TRN) and Thrall Car Manufacturing Company, a privately held company, today announced that they have entered into a definitive agreement under which Thrall will merge its operations with Trinity Industries' railcar manufacturing business in exchange for cash and Trinity stock. Under the terms of the agreement, Trinity will pay approximately $165 million in cash and issue 7.15 million shares of its common stock to the shareholders of Thrall. Trinity has also agreed to make additional payments, not to exceed $45 million over five years, based on a formula related to annual railcar industry production levels. Trinity currently has 37 million shares outstanding.

         Timothy R. Wallace, Chairman, President and CEO of Trinity Industries, Inc., said, "The strategic combination of Trinity and Thrall's railcar businesses creates an ideal platform for providing customers with a full range of advanced railcar solutions. The structure of this transaction, including the significant equity stake Thrall shareholders are taking in Trinity, and the caliber and experience of this management team demonstrate Trinity and Thrall's commitment to bring together the unique strengths of both organizations to serve the evolving needs of the rail industry. In the current market we do not expect this transaction to be immediately accretive to our earnings. In the past, we have been very successful making strategic investments like this which generate benefits in the long term."

         Craig J. Duchossois, current Chairman of Thrall, who will join the Trinity Industries Board of Directors, said, "We firmly believe the synergy between Trinity and Thrall will produce a stronger, more dynamic company for today and well into the future. We're extraordinarily pleased about the merger and the opportunities it creates to capitalize on the talents of the newly combined team to provide customers with the most comprehensive line of product offerings in the industry."

         The combined railcar manufacturing operation will be led by a combination of the senior officers from Trinity and Thrall's railcar manufacturing businesses. Michael E. Flannery, currently Vice Chairman of Thrall, will serve as CEO of the combined railcar


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Page 2-Trinity and Thrall to Merge

enterprise and will report to Tim Wallace. Martin Graham, currently President and Chief Operating Officer of Thrall, will be President of the Thrall-Trinity Freight Car Division. Jeffrey Marsh, currently President of Trinity's Tank Car Division, will remain in his current role. Patrick Wallace, currently President of Trinity's Freight Car Division will be appointed President of Trinity's Rail Component Parts Division, which will be a part of the new entity.

         Both Trinity and Thrall design and manufacture a wide variety of railcars for the transportation of freight. Over the past three years, Trinity's railcar business had average annual revenue of over $1.3 billion and an average operating profit of $96 million. Over the comparable period, Thrall had average annual revenue of over $700 million and an average operating profit of $57 million.

         The merger will offer several important strategic, operational and financial benefits. The newly combined railcar manufacturing business will offer customers an industry-leading, full product line of rail solutions, underscored by Trinity's strength in the tank car segment, Thrall's strength in auto rack manufacturing, and their combined research and development expertise across the entire spectrum of railcars. Shareholders and customers will also benefit from reduced operational costs through improvements in supply chain performance, greater plant efficiency, the development of dedicated production lines and more flexible production and delivery options. The transaction is expected to be accretive to Trinity's earnings when annual railcar industry production reaches or exceeds 35,000 railcars, a figure reached in eight of the last ten years.

         The transaction is expected to close by the end of the year, subject to customary regulatory approvals.

         Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity operates through five principal business segments: the Railcar Segment, the Inland Barge Segment, the Parts and Services Segment, the Construction Products Segment and the Industrial Products Segment. Trinity's web site may be accessed at www.trin.net.

         Thrall Car Manufacturing Company is a leading international designer and manufacturer of a broad line of freight railcars, and distributor of supply parts, headquartered in Chicago Heights, Illinois. With four manufacturing plants in the U.S. and two in Europe, Thrall's success is attributed to the Company's record of design innovation and continuing focus on technology leadership.

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